                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)

                          Century Properties Fund XIV
--------------------------------------------------------------------------------
                                (Name of Issuer)


                            Limited Partnership Units
--------------------------------------------------------------------------------
                           (Title of Class Securities)

                                      None
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Martha L. Long
                             Senior Vice President
                   Apartment Investment and Management Company
                     4582 Ulster Street Parkway, Suite 1100
                             Denver, Colorado 80237
                                 (303) 757-8101
--------------------------------------------------------------------------------
            (Name, address, and telephone numbers of person authorized to receive notices and communications)

                                    Copy to:

                                 Joseph A. Coco
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                            New York, New York 10036
                                 (212) 735-3000

                                       and

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                             300 South Grand Avenue
                          Los Angeles, California 90071
                                 (213) 687-5000

                                October 22, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]



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CUSIP No.   NONE

1.    NAME OF REPORTING PERSONS:  AIMCO PROPERTIES, L.P.
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):
      84-1275721

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      WC

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            44,868.05 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            44,868.05 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      44,868.05 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 69.23%

14.   TYPE OF REPORTING PERSON
      PN

CUSIP No.   NONE

1.    NAME OF REPORTING PERSONS:  AIMCO-GP, INC.
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      Not Applicable

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            44,868.05 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            44,868.05 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      44,868.05 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 69.23%

14.   TYPE OF REPORTING PERSON
      CO

CUSIP No.   NONE

1. NAME OF REPORTING PERSONS: APARTMENT INVESTMENT AND MANAGEMENT COMPANY S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):
      84-1259577

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      Not Applicable

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            44,868.05 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            44,868.05 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      44,868.05 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 69.23%

14.   TYPE OF REPORTING PERSON
      CO

CUSIP No.   NONE

1.    NAME OF REPORTING PERSONS:  INSIGNIA PROPERTIES, L.P.
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      Not Applicable

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            29,566.62 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            29,566.62 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      29,566.62 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 45.62%

14.   TYPE OF REPORTING PERSON
      PN

CUSIP No.   NONE

1.    NAME OF REPORTING PERSONS:  AIMCO/IPT, INC.
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      Not Applicable

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            29,566.62 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            29,566.62 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      29,566.62 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 45.62%

14.   TYPE OF REPORTING PERSON
      CO

CUSIP No.   NONE

1.    NAME OF REPORTING PERSONS:  MADISON RIVER PROPERTIES, L.L.C.
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
      (a)     [ ]
      (b)     [X]

3.    SEC USE ONLY

4.    SOURCE OF FUNDS
      Not Applicable

5.    (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e))                                                 [ ]

6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      7.    SOLE VOTING POWER
             --

      8.    SHARED VOTING POWER
            2,925.57 Units

      9.    SOLE DISPOSITIVE POWER
             --

      10.   SHARED DISPOSITIVE POWER
            2,925.57 Units

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,925.57 Units

12.   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          [ ]

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      Approximately 4.51%

14.   TYPE OF REPORTING PERSON
      OO


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
                        AMENDMENT NO. 27 TO SCHEDULE 13D

     This Amendment No. 27 (this "Amendment") amends the Schedule 13D previously filed on January 12, 2004 by AIMCO Properties, L.P., AIMCO-GP, Inc., Apartment Investment and Management Company, Insignia Properties, L.P., AIMCO/IPT, Inc. and Madison River Properties, L.L.C. (the "Schedule 13D"). The purpose of this Amendment is to correct previously reported units that were misreported due to a clerical error. This Amendment amends the Schedule 13D only with respect to the item set forth below.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)-(c) The information in lines 7 through 11 and 13 of each Reporting Person's cover page is incorporated herein by reference.

         At midnight, New York City time, on December 30, 2003, the Offer expired pursuant to its terms. A total of 1,358.21 Units, representing approximately 2.10% of the outstanding Units, were validly tendered and not withdrawn pursuant to the Offer. AIMCO Properties has accepted for payment all of those Units.


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


                                    SIGNATURE

           After due inquiry and to the best of its knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:  October 22, 2004
                                        AIMCO PROPERTIES, L.P.

                                        By:   AIMCO-GP, INC.
                                              Its General Partner


                                        By:   /s/ Martha L. Long
                                              -------------------------------
                                              Martha L. Long
                                              Senior Vice President


                                        AIMCO-GP, INC.


                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Executive Vice President


                                        APARTMENT INVESTMENT AND MANAGEMENT
                                        COMPANY


                                        By:  /s/ Martha L. Long
                                             -------------------------------
                                             Martha L. Long
                                             Senior Vice President


                                        INSIGNIA PROPERTIES, L.P.

                                        By:   AIMCO/IPT, INC.
                                              Its General Partner

                                        By:   /s/ Martha L. Long
                                              ------------------------
                                              Martha L. Long
                                              Senior Vice President


                                        AIMCO/IPT, INC.


                                        By:   /s/ Martha L. Long
                                              ------------------------
                                              Martha L. Long
                                              Senior Vice President


                                        MADISON RIVER PROPERTIES, L.L.C.


                                        By:   /s/ Martha L. Long
                                              ------------------------
                                              Martha L. Long
                                              Senior Vice President


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